EXHIBIT 99.4

CERTIFICATIONS

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, in her capacity as an officer of SPACEHAB, Incorporated (“SPACEHAB”), that, to the best of her knowledge, the Quarterly Report of SPACEHAB on Form 10-Q for the period ended September 30, 2002, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operation of SPACEHAB.

Date: November 13, 2002

/s/ JULIA A. PULZONE
Julia A. Pulzone
Senior Vice President, Finance and Chief Financial Officer